2200 Eller Drive • P.O. Box 13038 • Fort Lauderdale, FL 33316 • Phone: (954) 523-2200

NEWS RELEASE

Contact:	Jack O’Connell (Corporate Communications and Investor Relations), 954/524-4200, x224 Molly Hottinger (Corporate Communications), 954/524-4200, x333

Seabulk Orders Four Newbuild AHTSs for Offshore Fleet

Fort Lauderdale, Fla., October 29, 2004 —Seabulk International, Inc. (Nasdaq: SBLK) today announced that it had signed contracts with Labroy Shipbuilding and Engineering Pte Ltd. of Singapore for the construction of four sophisticated 7,000-horsepower Anchor Handling Tug Supply vessels (AHTSs) for its international offshore fleet. Delivery of the vessels is scheduled for 2006, and the contracts include an option for four additional vessels.

“These are multi-functional, high-specification vessels that can work anywhere in the world,” commented Chairman and Chief Executive Gerhard E. Kurz. “They bring to 15 the number of new vessels we have ordered or acquired over the last two years as part of our ongoing fleet renewal program. Six units are already working, and we took delivery of a seventh – the Seabulk Brasil – just last week. One more is scheduled for delivery in 2004, three in 2005, and the four announced today in 2006. All of the vessels are targeted to our international fleet, with the majority going to our expanding West African market.”

AHTSs are the workhorse of the international offshore fleet. They ferry supplies to offshore oil platforms and drilling rigs, set and move rig anchors, tow other vessels, maneuver tankers at offshore oil terminals and moorings, service FPSOs (Floating Production, Storage and Offloading vessels) and function as floating hotels. Midsize AHTSs, such as those in the 7,000-horsepower range, are in high demand in areas of expanding offshore activity, such as West Africa and Southeast Asia.

With operations in more than 25 countries, Seabulk Offshore is the largest subsidiary of Seabulk International, Inc., accounting for about half the Company’s total revenue. Seabulk

Offshore’s global fleet of 111 vessels serves customers in North America, South America and the Caribbean, West Africa, the Middle East and Southeast Asia.

Headquartered in Fort Lauderdale, Florida, Seabulk International, Inc. is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. The Company has a fleet of 149 vessels in three main businesses: Seabulk Offshore (111 vessels), Seabulk Tankers (12 vessels) and Seabulk Towing (26 vessels). Visit us on the Web at www.seabulkinternational.com.